Exhibit 10.45

WAIVER AND RELEASE

I.                                         RECITALS

A.                                   Andrew J. Russell (hereinafter referred to as “Employee”) is employed by General Moly, Inc. (formerly, Idaho General Mines, Inc.) (hereinafter referred to as “Employer.”)  Employee and Employer are desirous of terminating their employment relationship effective August 1, 2008, in an amicable manner under the terms of this Waiver and Release.

B.                                     This Waiver and Release sets forth below the terms and conditions of an amicable settlement and a full accord and satisfaction of all claims and controversies between Employee and Employer.  Neither party admits to any wrongful conduct by entering this release, and each party specifically denies such.

C.                                     This Waiver and Release is executed in conjunction with the termination of Employee’s employment, but the scope of this Waiver and Release is broader than that.  The parties intend to settle by this Waiver and Release all matters between them relating to or arising out of events occurring up to the date of this Waiver and Release, and any and all events between them during the term of this agreement.

D.                                    The parties are mindful of the “Amended and Restated Employment Agreement,” (“Employment Agreement”) between the parties, with an effective date of January 30, 2007.  The terms of this Waiver and Release will be effective and will take priority over the terms of the Employment Agreement to the extent terms of the Employment Agreement are inconsistent with the terms of this Waiver and Release.

II.                                     COVENANTS

A.                                   Employer agrees to pay Employee $200,000.00, in accordance with the conditions specified in this Section II.A.:

1.                                       Employee will be paid $100,000 upon the date both parties have signed this Waiver and Release, and Employee has  returned to Employer all property owned by Employer including by not limited to all computers, cell phone, credit cards and keys.

2.                                       Employee will be paid $50,000 30 days after the date in II.A.1. above, provided that Employee has complied with the requirements in II.A.4. below.

3.                                       Employee will be paid $50,000 on December 31, 2008, provided that Employee has complied with the requirements in II.A.4., below.

4.                                       Employee agrees that he will make his best efforts to assist in the orderly transition of projects or other matters for which he was responsible at the time of his resignation.  Employee has provided to Employer, a Transition Document indicating the projects or matters for which he was responsible, their status, and any requirements remaining for their satisfactory completion.  Employee will also identify any employees in the Company with whom he is working and those individuals from outside the Company who are participating in the project or matter.  The parties agree that the aim of this section is to ensure the orderly continuation of the Company’s work.  Employee agrees to cooperate with Company for any clarification requests following submittal of the Transition Document .  After his resignation from the Company is effective, Employee also agrees that he will provide the Company upon its request information or other assistance within the areas of his responsibilities while employed by the Company.  Specifically, Employee agrees to perform services for Employer, with respect to a water rights hearing currently scheduled for October, 2008 (“the Water Rights Hearing”).  Employee agrees that he will cooperate fully with Employer’s representatives in all aspects of the Water Rights Hearing.  Employee also agrees to use his best efforts to prepare for and assist in the Employer’s preparation for the Water Rights Hearing, and to provide truthful testimony on areas currently disclosed by Employer and consistent with the Employer’s position in its disclosed filings.  Employee further agrees to assist the Employer’s preparation for the Valenti termination case and to participate as a witness for Employer in any legal proceedings if requested without the need for a subpoena.  If the water rights hearing and the Valenti termination case  extend beyond the time anticipated, and require assistance by Employee exceeding two (2) weeks of total time, the parties agree to work toward a mutually agreeable resolution for fair compensation to employee.  Employee will be reimbursed for travel and other expenses directly related to performing any services that are requested for or on behalf of Employer after the termination of Employee, pursuant to the terms of this agreement.

B.                                     Employee has a stock option grant to purchase 30,000 shares of common stock in the Company at a price of $2.10 per share.  These options are scheduled to vest on August 16, 2008.  Upon the effective date of this agreement, these options will be fully vested.  Employee will have one year from his date of termination to exercise these options, pursuant to the terms of the 2006 Equity Incentive Plan.

C.                                     The payments described in II.A. above, are in settlement of any claims, except any claim that Employee has for reimbursement for business-related expenses, (which will be paid in accordance with Employer’s normal corporate reimbursement policies), and as the entire payment for all claims that might have been brought in any lawsuit or in any state or federal judicial or administrative forum up to the date of the execution of this Waiver and Release, including any claims for attorneys’ fees and costs.  The Employer shall apply appropriate withholdings against these amounts.

D.                                    In consideration of the payment by Employer to Employee of the sum described in paragraph II.A., and II.C above, and the stock options provided for in paragraph II.B., Employee, individually and on behalf of his successors, heirs, and assigns, hereby forever releases, remises, waives, acquits, and discharges Employer, together with any and all parent corporations of Employer and their respective subsidiaries, successors, predecessors, assigns, directors, officers, shareholders, supervisors, employees, attorneys, agents, insurers, and representatives, from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness, and liabilities whatsoever, known or unknown, suspected or unsuspected, past or present, arising from or relating or attributable to Employee’s employment by Employer, the termination of said employment, Employee’s subsequent search for other employment to the date of this Waiver and Release, and without limiting the generality of the foregoing, from any and all matters asserted, or which could have been asserted, in any state or federal judicial or administrative forum, up to the date of this Waiver and Release, specifically, but not by way of limitation, including claims under the Fair

Labor Standards Act, as amended, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Rehabilitation Act of 1973, as amended, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, any state civil rights act, any state statutory claim, including wage and hour claims, and any claim of wrongful discharge, tort or contract arising out of the common law of any state.  Employee agrees not to pursue any claims he may have for pain and suffering, intentional infliction of emotional distress, or similar claims.  Nevertheless, the parties agree that Employee is not releasing any claim he has for reimbursement of business-related expenses, which will be paid in accordance with Employer’s normal corporate reimbursement policies.  Likewise Employer on its behalf, and on behalf of any and all parent corporations, and their respective subsidiary corporations, hereby forever releases, remises, waives, acquits, and discharges Employee and his successors, assigns, or agents from any and all actions, causes of action, claims, demands, losses, damages, costs, attorneys’ fees, judgments, liens, indebtedness, and liabilities whatsoever, known or unknown, suspected or unsuspected, past or present, arising from or relating or attributable to Employee’s employment by Employer, the termination of said employment, Employee’s subsequent search for other employment to the date of this Waiver and Release, and, without limiting the generality of the foregoing, specifically from any and all matters asserted or which could have been asserted in any lawsuit, up to the date of this Waiver and Release.

E.                                      Employee hereby covenants and warrants that he has not assigned or transferred to any person any portion of any claims which are released, remised, waived, acquitted, and discharged in paragraph II.D. above.

F.                                      Employee agrees to waive reinstatement to employment with Employer.

G.                                     Employer will not contest any application Employee makes for unemployment compensation, but Employer will answer truthfully any questions asked by any agency concerning Employee and makes no guarantee concerning Employee’s eligibility for unemployment compensation.

H.                                    Employee expressly agrees to keep the substance of negotiations and conditions of the settlement, and the terms and substance of this Waiver and Release, strictly confidential. With the exception of immediate family, tax advisors, and attorneys, Employee further agrees that he will not communicate (orally or in writing) or in any way disclose the substance of negotiations and conditions of the settlement, and the terms or substance of this Waiver and Release to any person, judicial or administrative agency or body, business entity or association, or anyone else, for any reason whatsoever, without the prior express written consent of Employer, unless compelled to do so by law.  It is understood that Employer may make disclosure of the terms of this Agreement as may be required by federal or state law or applicable SEC or stock exchange requirements, and to those with a business need to know and Employer shall be fully and solely responsible for the content of the disclosure.  It is also expressly agreed that this confidentiality provision is an essential provision of this Waiver and Release.

I.                                         Employee recognizes and restates his agreement to the provisions contained in Section 6 of his Employment Agreement concerning Restrictive Covenants dealing with Non-Solicitation and Non-Competition.

J.                                        Employee acknowledges that information, observations, and data obtained by Employee, during his employment with Employer concerning the business or affairs of Employer, constitute confidential information, are trade secrets, are the property of Employer, and are essential and confidential components of Employer’s business.  Employee will not at any time, either during or after employment with Employer, directly or indirectly disclose to any person or use any of such information, observations or data, except as authorized by the Employer’s CEO in writing.

K.                                    Immediately upon termination of Employee’s employment with Employer, Employee will deliver to Employer all memoranda, notes, plans, records, reports, and other documents and information provided to Employee by Employer or created by Employee in connection with Employee’s employment with Employer, and all copies of all such documents in any form, tangible or electronic, that Employee may then possess or have under Employee’s control, and will destroy all of such information in intangible form that is in Employee’s possession or under Employee’s control.

L.                                      Apart from the payment described in paragraph II.A. above, which Employee will receive upon the effective date of this Waiver and Release, each party will bear its own costs and attorneys’ fees.

M.                                 This Waiver and Release sets forth the complete agreement between the parties.  No other covenants or representations have been made or relied on by the parties, and no other consideration, other than that set forth herein, is due between the parties.  Specifically, but without limiting the scope of the foregoing, no payment of money between the parties is due in any way, in any amount, or on account of any claim, including attorneys’ fees, other than the sum described in paragraph II.A. above.

N.                                    Employee represents that he has read this Waiver and Release and understands each of its terms.  Employee further represents that no representations, promises, agreements, stipulations, or statements have been made by Employer, or its parent corporation or their respective subsidiaries, successors, predecessors, assigns, directors, officers, employees, shareholders, supervisors, agents, attorneys, insurers, or representatives to induce this settlement, beyond those contained herein.  Employee further represents that he voluntarily signs this Waiver and Release as his own free act.

O.                                    If any provision of this Waiver and Release should be declared to be unenforceable by any administrative agency or court of law, the remainder of the Waiver and Release shall remain in full force and effect, and shall be binding upon the parties hereto as if the invalidated provision were not part of this Waiver and Release.

P.                                      Colorado law shall govern the interpretation of this Waiver and Release.

Q.                                    This agreement is entered into by mutual agreement, and, therefore, Employee and Employer both agree to do their best to preserve and maintain the good reputation of the other party.  Employee agrees that he shall not publicly disparage or deprecate Employer, its officers or employees.  It is expressly understood by both parties that it would be a violation of this agreement to express orally, or in writing, or contribute to the dissemination of communications that could defame or otherwise damage the reputation, value, or assets of the other party.  Employee further agrees that he will make no public statements concerning the facts and circumstances surrounding his employment with Employer, except that he resigned his employment on terms that were mutually satisfactory to the parties.

R.                                     Any dispute concerning the interpretation of this Waiver and Release, or the parties’ obligations under this Waiver and Release, shall be resolved by final binding arbitration, under the then-existing rules of the American Arbitration Association for Resolution of Employment Disputes, in Denver, Colorado.  The arbitrator will be selected pursuant to the mutual agreement of the parties, and, if the parties are unable to agree, the arbitrator will be designated by the Chief Judge of the Denver District Court, State of Colorado (the “Court”).  Any award rendered by the arbitrator shall be enforced, if necessary, in the Court.  The arbitrator may award any relief recognized by Colorado law, which could be awarded by a District Court of that, including injunctive relief and attorneys’ fees.  The arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party.

S.                                      If a party is required to initiate an action in court to enforce this Waiver and Release, or to assert this Waiver and Release as a defense to an action initiated by the other party, the prevailing party shall be entitled to its costs and attorneys’ fees from the other party, to the extent such costs and fees are related to the enforcement of this Waiver and Release or the assertion of it as a defense.

T.                                     Employer and Employee agree that for all purposes, without limitation, including but not limited to Employee’s entitlement to salary or any benefits of employment with Employer, Employee’s final date of employment with Employer shall have been August 1, 2008.  Employer and Employee recognize that this provision is an indispensable portion of this Waiver and Release and that it is important consideration for Employer’s promise and other consideration herein.

U.                                    Employee acknowledges that Employer has not provided any advice or opinion to him regarding potential tax liability for payments made hereunder.  Employee agrees to indemnify Employer and its insurers against, and hold them harmless from, any and all claims asserted against, imposed upon or paid, incurred or suffered by Employer or its insurers, or any of them, as a result of, arising from, in connection with, or incident to assertion by any taxing authority of tax liability for the payments made hereunder.

V.                                     This Waiver and Release is not intended or written to be used, and it cannot be used, by any taxpayer for the purpose of avoiding penalties that may be imposed on any taxpayer by the Internal Revenue Service.

W.                                This Waiver and Release may be executed in identical counterparts, which, when considered together, shall constitute the entire agreement of the parties.

X.                                    Employer acknowledges and agrees that any future employment and/or business relationship Employee may engage in with Robert L. Russell are expressly allowed by this Agreement provided such activities do not violate paragraph 6.2b of the Employment Agreement.

IN WITNESS THEREOF,

/s/ Andrew Russell

ANDREW RUSSELL

STATE OF ARIZONA	)
	)	ss.
COUNTY OF Maricopa	)

The foregoing instrument was acknowledged before me this   01   day of August, 2008, by Andrew Russell.

Witness my hand and official seal.

My commission expires  10/11/2010.

[SEAL]	/s/ Mary Susan Kennedy
Notary Public

GENERAL MOLY, INC.

			By:	/s/ Bruce D. Hansen

			Its:	Chief Executive Officer

STATE OF ARIZONA	)
	)	ss.
COUNTY OF Jefferson	)

The foregoing instrument was acknowledged before me this   4   day of August, 2008, by Margaret R. Bausano, as Executive Asst. for General Moly, Inc..

Witness my hand and official seal.

My commission expires  February 8, 2010.

[SEAL]	/s/ Margaret R. Bausano
Notary Public